Exhibit 10.4
BROADCOM CORPORATION
PERFORMANCE BONUS PLAN
(as amended and restated October 19, 2014)

I.    PURPOSES OF THE PLAN
A.    The Broadcom Corporation Performance Bonus Plan (the “Plan”) is intended to promote the interests of Broadcom Corporation (the “Company”) and its shareholders by establishing a compensation program to provide key employees with incentive awards tied to the achievement of goals relating to the performance of the Company and/or the achievement of individual performance goals.
B.    The Plan, as amended and restated on October 19, 2014, shall be and remain in effect for each calendar year beginning with 2014 and continuing thereafter unless and until amended or terminated in accordance with Section VI.B. hereof. Each calendar year for which the Plan is in effect shall be designated a “Plan Year,” and bonuses may be earned under the Plan on the basis of the Company’s performance for each Plan Year.
II.    PLAN ADMINISTRATION
A.    The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, provided, however, that with respect to Plan participants who are not officers of the Company elected or appointed as such by the Company’s Board of Directors (“Officers”), the Compensation Committee may delegate authority to administer the Plan to a subcommittee of the Compensation Committee and/or one or more Officers of the Company (in any case, the “Plan Administrator”). The Compensation Committee may re-vest in itself at any time any authority so delegated. The Plan Administrator shall have full power and authority (subject to the express provisions of the Plan) to:
(i)    establish the specific performance objectives that must be attained for each Plan Year at one or more designated levels (e.g. threshold, above-threshold, target and above-target);
(ii)     establish the maximum bonus pool to be paid in total under the Plan for each Plan Year.
(iii)     set the bonus potential for each eligible participant at each designated level of performance; and
(iv)    approve the actual bonus (if any) to be paid to each participant.
B.    The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan and adopt rules and regulations for the administration of the Plan.

C.    Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any bonus amount payable under the Plan.
III.    ELIGIBILITY AND PARTICIPATION
A.    The individuals eligible to participate in the Plan shall be limited to (i) all employees of the Company (or its subsidiaries) at the level of Director or above and (ii) any other employees of the Company (or its subsidiaries) identified by management as key contributors to the Company’s growth and financial success and selected for participation in the Plan, subject to the approval the Company’s Chief Executive Officer and the Plan Administrator. All Section 16 Officers shall be eligible to participate in this Plan. However, if a Section 16 Officer is selected for participation in the Executive Officer Bonus Plan for any given Plan Year, then that Section 16 officer shall not be eligible to participate in this Plan for that same Plan Year.
B.    An individual selected for participation in the Plan shall cease to be a participant and shall not be entitled to any bonus payment under the Plan for a given Plan Year if that participant ceases Employee status for any reason prior to the date that bonuses for that Plan Year are paid under the Plan (the “Distribution Date”); provided, however, that the following participants may, in the Plan Administrator’s sole discretion, receive all or a portion of the bonus to which they would otherwise be entitled pursuant to the provisions of Articles IV and V below for that Plan Year had they continued in Employee status through such Distribution Date:
(i)    any participant who ceases Employee status prior to the Distribution Date by reason of death or Disability; provided, however, that such individual shall at a minimum be paid on the Distribution Date a pro-rated portion of the individual bonus to which he or she would have otherwise become entitled pursuant to Articles IV and V on the basis of the bonus pool established in accordance herewith for the Plan Year in which such death or Disability occurs and his or her department’s allocation of such bonus pool, with such pro-ration to be in accordance with such individual’s period of active service within such Plan Year; and
(ii)     any participant whose Employee status terminates under special circumstances that warrant, in the Plan Administrator’s sole discretion, a full or pro-rated bonus award under the Plan for the applicable Plan Year.
In addition, a full or pro-rated bonus shall be paid to any participant whose Employee status terminates under circumstances that entitle that individual to such a full or pro-rata bonus for the applicable Plan Year pursuant to the express terms of any agreement or arrangement to which that individual and the Company are parties. Any bonus that remains payable to a participant following such participant’s termination of Employee status in accordance with this Section III.B shall be payable to such participant (or such participant’s estate) at such time as bonuses are paid generally to plan participants for the relevant Plan Year, but in any event, no later than March 15th of the year following the relevant Plan Year.
C.    For purposes of this Article III, the following definitions shall be in effect:

(i)    A participant shall be deemed to continue in “Employee” status for so long as that individual remains in the employ of the Company or any subsidiary of the Company.
(ii)    A participant shall be deemed to have ceased Employee status by reason of a “Disability” if such cessation of Employee status is occasioned by his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or longer.
(iii)    A “Section 16 Officer” shall mean any executive officer of the Company who is subject to the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.
(iv)    Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a “subsidiary” of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.
D.    A participant who is absent from active Employee status for a portion of a Plan Year by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, any bonus to which such participant may otherwise become entitled under the Plan for that Plan Year may be pro-rated based on the portion of the Plan Year during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with a full bonus for the Plan Year.
IV.    DETERMINATION OF PERFORMANCE GOALS AND POTENTIAL BONUS POOL AMOUNTS
A.     Participants will be eligible to receive cash awards under the Plan for each Plan Year for which one or more performance objectives established for that Plan Year by the Plan Administrator are attained. The Plan Administrator shall, as soon as practicable at the beginning of each Plan Year, establish the specific performance objectives for that Plan Year.
B.    For the Plan Year ended December 31, 2007, the applicable performance objectives were set on the basis of the following measures: (i) net revenue, (ii) non-GAAP gross margin, (iii) non-GAAP operating margin, (iv) non-GAAP earnings per share and (v) non-GAAP free cash flow. In determining whether the non-GAAP measures under clauses (ii), (iii), (iv) and (v) were attained, the Plan Administrator applied the dollar amounts that the Company reported for those items in accordance with U.S. generally accepted accounting principles (“GAAP”), as adjusted for certain non-cash, non-recurring, extraordinary and other items set forth in Paragraph IV.D.

C.    For the Plan Year ended December 31, 2008, the Plan Administrator set the applicable performance objectives on the basis of the following measures: (i) net revenue; (ii) non-GAAP earnings per share and (iii) working capital, as measured by days sales outstanding and inventory turns. In determining whether the non-GAAP measures under clauses (ii) and (iii) were attained, the Plan Administrator applied the dollar amounts that the Company reported for those items in accordance with GAAP as adjusted for certain non-cash, non-recurring, extraordinary and other items set forth in Paragraph IV.E. Each of the three performance objectives for the 2008 Plan Year was measured separately in terms of actual level of attainment and weighted as follows in determining the actual dollar amount of the total bonus pool: (i) the net revenue objective at 0.4, (ii) non-GAAP earnings per share objective at 0.4 and (iii) working capital objective at 0.2.
D.    For the Plan Year ending December 31, 2009, the Plan Administrator set the applicable performance objectives on the basis of the following measures: (i) revenue growth (excluding extraordinary items at the discretion of the Plan Administrator) as measured in relation to the revenue growth of one or more peer companies or identified industry segments, (ii) net cash provided by operations (excluding extraordinary items at the discretion of the Plan Administrator) and (iii) corporate and individual performance and achievements, as measured and assessed in such terms and objectives as the Plan Administrator may determine in its sole discretion. Each of the performance objectives for the 2009 Plan Year shall be measured separately in terms of actual level of attainment and shall be weighted as follows in determining the actual dollar amount of the total bonus pool: (i) relative revenue growth at forty percent (40%), (ii) net cash provided by operations at forty percent (40%) and (iii) corporate and individual performance and achievements as measured and assessed by the Plan Administrator at twenty percent (20%).
E.    For each Plan Year commencing with 2010 and thereafter, the performance objectives may include one or more of the measures used as the 2007, 2008 or 2009 Plan Year performance objectives as well as such other performance objectives as the Plan Administrator may determine, which may include, but are not limited to, one or more of the following:  (i) return on total shareholder equity; (ii) net income or operating income; (iii) earnings before interest, taxes, deprecation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (iv) return on assets, capital or investment; (v) market share in one or more markets; (vi) cost reduction goals; (vii) budget comparisons; (viii) implementation or completion of projects or processes strategic or critical to the Company’s business operations; (ix) measures of customer satisfaction; (x) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or expand its customer base; (xi) completion of project milestones; and (xii) any combination of, or a specified increase in, any of the foregoing provided, however, that the Plan Administrator may, in its discretion, specify certain adjustments to any performance objectives to exclude from the calculation of those performance objectives such items as the Plan Administrator may determine, which may include, but are not limited to, one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in

FASB ASC Topic 225. In addition, performance objectives may be based upon the attainment of specified levels of the Company’s performance relative to the performance of other entities and may also be based on the performance of any of the Company’s business groups or division thereof or any parent or subsidiary. The Plan Administrator may substitute a similar performance metric in the event the Plan Administrator believes the prescribed external comparators may be compromised or provide incorrect conclusions.
F.    For each performance objective, the Plan Administrator may establish various designated levels of attainment including: threshold, above-threshold, target and above-target levels of attainment.
G.    The Plan Administrator shall also establish the maximum bonus pool, subject to Section IV.H below, to be paid in total under the Plan for each designated level of performance for a Plan Year.
H.    The actual bonus pool for each Plan Year shall be determined by the Plan Administrator in whole or in part on the basis of the Company’s actual performance relative to each of the performance objectives established for that Plan Year; provided, however, that the Plan Administrator shall have the full power and authority to increase or decrease the total actual bonus pool as so determined for any Plan Year as it deems appropriate or advisable. Accordingly, for any Plan Year, the actual bonus pool may, in the Plan Administrator’s discretion, be funded in an amount that exceeds the maximum bonus pool that would otherwise result solely on the basis of the attained level of the applicable performance objectives for that Plan Year. Each performance objective shall be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Plan Administrator shall determine at the time such performance objectives are established, in determining the actual total bonus pool. For example, if five (5) performance objectives are established and weighted equally, then each of those objectives attained at target level will contribute to the total bonus pool for the Plan Year in an amount equal to twenty percent (20%) of the total bonus pool payable at target level for that Plan Year, and each objective attained at above-target level will contribute to the total bonus pool for that Plan Year in an amount equal to twenty percent (20%) of the total bonus pool at above-target level. If the actual level of attainment for any performance objective is between two specified levels, then the bonus amount attributable to that performance objective shall be interpolated on a straight-line basis or on such other basis as determined by the Plan Administrator prior to the start of that Plan Year. The dollar amount of the actual bonus pool shall be determined by the Plan Administrator as soon as administratively practicable following the public release of the Company’s unaudited financial results for the applicable Plan Year.
V.    INDIVIDUAL BONUS AWARDS
A.    The actual bonus award to be made to each participant shall be determined by the Plan Administrator (which Plan Administrator may, with respect to certain participants, be a delegate of the Compensation Committee, as provided under Section II.A above). Accordingly, the actual bonus award for each participant may be more or less than the individual bonus pool allocation that would otherwise be established for that participant based solely on the attained level of the performance objectives in effect for the Plan Year to which that bonus relates, and/or may be reduced to zero in the Plan Administrator’s sole discretion.
B.    Except as otherwise provided in Paragraph III.B, no participant shall accrue any right to receive a bonus award under the Plan unless and until that participant remains in Employee status through the Distribution Date. Accordingly, no bonus payment shall be made to any participant who ceases Employee status prior to the Distribution Date, provided, however, that the provisions of Paragraph III.B shall govern the bonus entitlement of participants whose Employee status terminates under the various circumstances set forth in those provisions.
C.    Subject to the payment provisions of Section III.B above, the Distribution Date for the individual bonus amount payable to each participant for a particular Plan Year shall occur as soon as practicable following the completion of that Plan Year and the Plan Administrator’s determination of the actual performance levels for that Plan Year, but in no event shall such Distribution Date occur at any time after the last day of the calendar year immediately succeeding such Plan Year
D.    All bonus payments shall be made in cash, subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.
VI.    GENERAL PROVISIONS
A.    The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of California without resort to its conflict-of-laws provisions. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

B.    The Plan Administrator may at any time amend, suspend or terminate the Plan.
C.    Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

D.    Should a participant die before payment is made of the actual bonus to which he or she becomes entitled under the Plan, then that bonus shall be paid to the executor or other legal representative of his or her estate.
E.    No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law.

F.    The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.
G.    No amounts accrued or earned under the Plan shall actually be funded, set aside or to otherwise segregated prior to actual payment. The obligation to pay the bonuses that actually become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.
H.    Any disputes between the Company and a participant arising out of or relating to the Plan, his or her entitlement to any bonus award hereunder or the amount or method of payment of such award shall be settled exclusively by binding arbitration to be held in the county in which the participant is (or has most recently been) employed by the Company (or any subsidiary) at the time of such arbitration. The arbitration proceedings shall be governed by (i) the national rules of the American Arbitration Association then in effect for the resolution of employment disputes and (ii) the Federal Arbitration Act. The decision of the arbitrator shall be final and binding on the parties to the arbitration and shall be in lieu of the rights those parties may otherwise have to a jury trial.
I.    This Plan contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements. No party shall be bound by any representations, promises, or statements including any made during any discussions or negotiations concerning the subject of this Plan, unless such are specifically set forth in this Plan.